UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                              Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

COMMONWEALTH REIT

(Name of the Registrant as Specified In Its Charter)

CORVEX MANAGEMENT LP

KEITH MEISTER

RELATED FUND MANAGEMENT, LLC

RELATED REAL ESTATE RECOVERY FUND GP-A, LLC

RELATED REAL ESTATE RECOVERY FUND GP, L.P.

RELATED REAL ESTATE RECOVERY FUND, L.P.

RRERF ACQUISITION, LLC

JEFF T. BLAU

RICHARD O’TOOLE

DAVID R. JOHNSON

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Additional Information Regarding the Solicitation

Corvex Management LP and Related Fund Management, LLC have filed a preliminary solicitation statement with the Securities and Exchange Commission (the “SEC”) to (1) solicit consents to remove the entire board of trustees of CommonWealth REIT (the “Removal Proposal”), and (2) elect five new trustees at a special meeting of shareholders that must be promptly called in the event that the Removal Proposal is successful. Investors and security holders are urged to read the preliminary solicitation statement in its entirety, and the definitive solicitation statement and other relevant documents when they become available, because they will contain important information regarding the solicitation. The preliminary and definitive solicitation statement and all other relevant documents will be available, free of charge, on the SEC’s website at www.sec.gov.

The following persons are participants in connection with the solicitation of CommonWealth REIT shareholders: Corvex Management LP, Keith Meister, Related Fund Management, LLC, Related Real Estate Recovery Fund GP-A, LLC, Related Real Estate Recovery Fund GP, L.P., Related Real Estate Recovery Fund, L.P., RRERF Acquisition, LLC, Jeff T. Blau, Richard O’Toole and David R. Johnson. Information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the preliminary solicitation statement filed with the SEC on December 3, 2013.

RESTORING WEALTH TO COMMONWEALTH Welcome Timeline Presentations Press Releases Corporate Governance Contact Welcome Welcome to the website devoted to Corvex Management LP and Related Fund Management, LLC’s solicitation of consents from the shareholders of Commonwealth REIT (NYSE: CWH). Click Here for the Arbitration Panel Ruling On December 3, 2013 Corvex and Related filed a preliminary solicitation statement with the U.S. Securities and Exchange Commission to (1) solicit written consents to remove the entire board of trustees of CWH (the “Removal Proposal”) and (2) solicit proxies to elect five new trustees at a special meeting of shareholders that must be promptly called in the event that the Removal Proposal is successful. Corvex and Related previously this year conducted a consent solicitation which resulted in 70% of Commonwealth’s outstanding shares approving the removal of the entire Board of Trustees (the “Board”), as well as support from leading proxy advisory firms ISS and Glass Lewis. Commonwealth refused to acknowledge the will of shareholders forcing review by an arbitration panel. The arbitration panel determined Commonwealth’s bylaws that sought to impose a minimum requirement of three years and three percent holdings for shareholders to request a record date for a consent solicitation and the bylaws that we believe were designed to disenfranchise shareholders were invalid and the panel created a precise timeline for Corvex and Related to conduct a new solicitation to remove the current trustees and to nominate independent and accountable trustees. With the conclusions of the arbitration panel and the newly filed preliminary solicitation, Corvex and Related envision a clear path towards change and the unlocking of shareholder value at Commonwealth REIT. We believe change is desperately needed at CWH. Commonwealth is one of the few remaining externally managed equity REITs in the public markets. Because, Reit Management and Research, LLC (“RMR”) has historically received virtually all of its remuneration through lucrative fee streams rather than an ownership interest in the Company, we believe RMR is highly incentivized to manage the Company in a way that maximizes such fee income by continuously growing the size of the Company, rather than in a manner that creates value for shareholders. We note that RMR’s annual fees have grown from $59.7 million in 2007 to $77.3 million in 2012, an increase of 29.5%. We believe that the current Board’s lack of independence and willingness to act in the best interest of RMR rather than its shareholders is most dramatically evidenced by various corporate governance changes that CWH attempted to make during 2013 in response to Corvex and Related’s efforts to introduce accountability into the relationship between CWH and RMR. Our solicitation presents a clear path for shareholders of CWH to remove the current Board, elect new independent and accountable trustees, and unlock significant value for ALL shareholders. We encourage you to read the materials on this website carefully and continue to visit often for any updates. Thank you for your continued support. Copyright © 2013 | Important Information